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Exhibit 2.2

EXECUTION COPY

PURCHASE AND SALE AND CONTRIBUTION AGREEMENT

        THIS PURCHASE AND SALE AND CONTRIBUTION AGREEMENT (this "Agreement") is dated as of June 29, 2002, by and among WESTCOR REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (the "Company"), THE MACERICH PARTNERSHIP, L.P., a Delaware limited partnership (the "Buyer"), MACERICH GALAHAD LP, a Delaware limited partnership ("Macerich Galahad"), MACERICH WRLP LLC, a Delaware limited liability company ("Macerich LLC"), MACERICH WRLP CORP., a Delaware corporation ("Macerich GP"; and, together with Macerich Galahad and Macerich LLC the "Purchasers"), EASTRICH NO. 128 CORP., a Massachusetts corporation and the general partner of the Company ("Eastrich"), and, each of the individuals, partnerships, trusts, limited liability companies and other entities listed on Exhibit A hereto (each, a "Limited Partner", and together with Eastrich, collectively, the "Partners").

        WHEREAS, the Company, the Buyer and Macerich Galahad entered into the Agreement and Plan of Merger, dated as of May 30, 2002 (the "Original Agreement"), pursuant to which, inter alia, Macerich Galahad, a subsidiary of the Buyer, would merge with and into the Company and the Company would become a subsidiary of the Buyer;

        WHEREAS, as set forth in Section 2.11 of the Original Agreement, the Company, the Buyer and Macerich Galahad contemplated restructuring the transactions contemplated under the Original Agreement in a mutually agreeable manner, as set forth in such Section 2.11 and the Terms of Proposed Alternative Transaction Structure appended to the Original Agreement as Exhibit G thereto;

        WHEREAS, the Buyer, the Company and Macerich Galahad desire to modify the structure of the transactions contemplated under the Original Agreement to effect an alternative structure contemplated by Section 2.11 of and Exhibit G to the Original Agreement;

        WHEREAS, the Buyer, the Company and Macerich Galahad have amended and restated the Original Agreement in its entirety as the Master Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "Master Agreement"), with Eastrich and the other Partners;

        WHEREAS, concurrently herewith certain Affiliates of the Buyer and the Purchasers, the Company and certain of its Affiliates are entering into the Partnership Interest Purchase and Sale Agreement, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time in accordance with its terms, the "TWC II Sale Agreement");

        WHEREAS, this Agreement and the consummation of the Transactions (as hereinafter defined) have been approved by the board of directors of The Macerich Company ("Macerich"), the general partner of the Buyer, Macerich Galahad GP Corp., the general partner of Macerich Galahad, and Macerich GP;

        WHEREAS, this Agreement and the consummation of the Transactions have been approved by all necessary parties in accordance with the Limited Partnership Agreement of the Company dated as of July 28, 1994, as amended (the "Limited Partnership Agreement"); and

        WHEREAS, concurrently herewith, the Partners have executed and delivered the Amended and Restated Partners Joinder Agreement, dated as of the date hereof (the "Joinder Agreement"), pursuant to which, inter alia, each Partner joins and agrees to be bound by this Agreement and the Master Agreement with the same force and effect as if a signatory hereto and thereto, subject only to the terms of such Amended and Restated Partners Joinder Agreement.

        NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1 Certain Defined Terms. As used in this Agreement, the following defined terms shall have the following meanings (such meanings to be equally applicable to the singular and plural forms of the terms defined):

        "Buyer Partnership Agreement Amendment" shall mean the amendment to the Amended and Restated Limited Partnership Agreement of The Macerich Partnership, L.P. dated as of March 16, 1994, as amended (the "Buyer Partnership Agreement") in substantially the form of Exhibit B hereto.

        "Class A Partner" shall mean each Partner designated as a "Class A Partner" on Exhibit A hereto.

        "Class B Partner" shall mean each Partner designated as a "Class B Partner" on Exhibit A hereto.

        "Preferred Units" shall mean the Series D Preferred Units in the Buyer, which Series D Preferred Units have the terms set forth in the Buyer Partnership Agreement Amendment.

        "SEC" shall mean the Securities and Exchange Commission.

        Section 1.2 Additional Defined Terms. As used in this Agreement, the following defined terms shall have the meanings ascribed thereto, respectively, in the Section of this Agreement referenced with respect to each such defined term (such meanings to be equally applicable to the singular and plural forms of the terms defined):

"Aggregate Price"	Section 2.1
"Agreement"	Preamble
"Attorney'	Section 9.12
"Buyer SEC Documents"	Section 6.2
"Buyer"	Preamble
"Buyer SEC Documents"	Section 6.2
"Company"	Preamble
"Delaware Courts"	Section 9.8
"Eastrich"	Preamble
"Election Deadline"	Section 3.2
"Election Form"	Section 3.2
"Exchange Act"	Section 6.2
"Foreign Owner"	Section 5.1
"Investing Partner"	Section 3.2
"Investment Election"	Section 3.2
"Joinder Agreement"	Preamble
"Limited Partnership Agreement"	Preamble
"Macerich Financial Statements"	Section 6.2
"Macerich Galahad"	Preamble
"Macerich SEC Documents"	Section 6.2
"Master Agreement"	Preamble
"Original Agreement"	Preamble
"Partners"	Preamble
"Per Interest Price"	Section 2.1
"Preferred Units Amount"	Section 3.1

"Preferred Units Certificates"	Section 3.3
"Regulations"	Section 5.1
"REIT"	Section 6.2
"Securities Act"	Section 3.2
"Tax Election"	Section 5.1

        Section 1.3 Certain Definitions Incorporated by Reference. As used in this Agreement, capitalized terms used herein and not defined herein have the meanings ascribed to such capitalized terms, respectively, in the Master Agreement with the same force and effect as if such definitions and references were set forth in full herein. The definitions incorporated by reference herein include, without limitation, the definitions of the following terms: "Affiliate", "Aggregate Additional Amount", "Buyer's Knowledge", "Closing", "Closing Date", "Code", "Indemnification Escrow Amount", "Indemnification Representative", "Interest", "Per Interest Additional Payments", "Pre-Closing Cash Distributions", "Tax", "Tax Returns", "Threshold Amount", "Transactions", "Transaction Documents", "TWC II Distribution" and "TWC II Sale".

ARTICLE II
PURCHASE AND SALE

        Section 2.1 Assignment and Assumption of Partnership Interests.

          (a)  Upon and subject to the terms and conditions hereinafter set forth, each Class A Partner and Eastrich shall sell and assign, and Macerich Galahad shall purchase and assume, all of the right, title and interest of such Partner in and to each such Partner's Interest (other than, in the case of Eastrich, the portion of Interest consisting of a general partner interest) in exchange for cash in an amount equal to such Class A Partner's Per Interest Price.

          (b)  Upon and subject to the terms and conditions hereinafter set forth, each Class B Partner (other than the Investing Partners, if any) shall sell and assign, and Macerich LLC shall purchase and assume, all of the right, title and interest of such Class B Partner in and to each such Class B Partner's Interest in exchange for cash in an amount equal to such Class B Partner's Per Interest Price.

          (c)  Upon and subject to the terms and conditions hereinafter set forth, Eastrich shall sell and assign, and Macerich GP shall purchase and assume, all of the right, title and interest of Eastrich in and to Eastrich's Interest consisting of its general partner interest in exchange for Eastrich's Per Interest Price.

For the purposes of this Agreement, the "Per Interest Price" shall mean, with respect to any Partner, the amount equal to (x) Two Hundred Eighty-Four Million Four Hundred Twenty-Two Thousand Dollars ($284,422,000) (such aggregate price, the "Aggregate Price") multiplied by (y) such Partner's Interest.

        Section 2.2 Delivery of Per Interest Price in Cash. The Buyer and the Purchasers shall deliver to each Partner other than the Investing Partners, if any, such Partner's Per Interest Price (and aggregate Per Interest Price, in the case of Eastrich) in cash at the Closing as provided in Section 7.2(b) hereof and Section 2.4 of the Master Agreement.

        Section 2.3 Withdrawal; Admission of Partners. Upon the assignment and assumption of the Interests in accordance with Section 2.1(a) above, as of the Closing (a) immediately following the admission of the Purchasers as partners in the Company, each Partner shall withdraw, and be deemed to have withdrawn, as a partner of the Company, whereupon each Partner will have no further Interest (or other interest) in the Company, and shall be deemed to have withdrawn any representatives to the management committee of the Company, provided, however, that the Partners shall not withdraw Robert L. Ward as a Class B representative to the management committee if Macerich LLC or the Buyer so requests, (b) Macerich GP shall be admitted, and be deemed to be admitted, as the general partner of the Company immediately preceding the withdrawal of Eastrich as general partner of the Company, and (c) each of Macerich Galahad and Macerich LLC shall be admitted, and be deemed to be admitted, as a Class A limited partner and a Class B limited partner, respectively, as of the Closing and immediately preceding the withdrawal of the Partners. For the avoidance of doubt, this provision shall be deemed to be (x) the consent by the Class A Partners to the withdrawal of the Class B Partners contemplated under Section 9.5 of the Limited Partnership Agreement and (y) the written agreement of all of the partners of the Company for the continuation of the business of the Company and the appointment of Macerich GP as the general partner of the Company concurrent with the withdrawal of Eastrich as general partner, each as contemplated under Section 10.1(c) of the Limited Partnership Agreement.

        Section 2.4 Transaction Sequence; Master Agreement. Notwithstanding any provision set forth herein to the contrary, the parties hereto hereby agree that the transactions contemplated hereunder shall occur, and shall be deemed to have occurred, for all purposes as set forth in, and shall otherwise be subject to the terms and conditions of, the Master Agreement, including, without limitation, Article II thereof.

ARTICLE III
ELECTIVE CONTRIBUTION

        Section 3.1 Contribution and Assignment and Assumption. Upon and subject to the terms and conditions set forth in the Master Agreement (including, without limitation, Section 2.1 and 6.3(d) thereof) and in this Agreement, each Investing Partner shall contribute and assign, and the Buyer shall assume, all of the right, title and interest of each such Investing Partner in and to such Investing Partner's Interest in exchange for that number of Preferred Units (the "Preferred Units Amount") equal to (x) such Partner's Per Interest Price, divided by (y) $36.55.

        Section 3.2 Investment Election.

          (a)  Each Class B Partner who or that is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act of 1933, as amended, (the "Securities Act") may elect (each such election, an "Investment Election", and each such Class B Partner so electing, an "Investing Partner"), on the terms and subject to the conditions set forth in this Section 3.2, to contribute such Investing Partner's Interest to the Buyer or Macerich LLC in exchange for Preferred Units in lieu of selling such Interests to the Buyer or Macerich LLC for cash pursuant to Article II hereof.

          (b)  Each such Class B Partner shall make his, her or its Investment Election by submitting an election form in substantially the form of Exhibit C hereto (each, an "Election Form") and therein specifying whether such Partner desires to contribute all (but not less than all) of his, her or its Interests to the Buyer in exchange for Preferred Units. For the avoidance of doubt, if the Buyer does not receive an Election Form duly completed and executed as provided in Section 3.2 (c) below by the Election Deadline, from a Class B Partner, then such Class B Partner will be deemed to have elected to sell his, her or its Interest for cash pursuant to Article II hereof.

          (c)  An Investment Election shall have been validly made only if the Buyer shall have received by 12:00 p.m. (Arizona time) on a date (the "Election Deadline") to be mutually agreed by the Company and the Buyer (which date shall not be later than the fifth Business Day following the date on which the Company mails or otherwise transmits the Election Forms to the Class B Limited Partners), an Election Form properly completed and executed by the relevant Class B Partner. Any Class B Partner who has made an Investment Election may at any time prior to the Election Deadline change such Partner's election by submitting a revised Election Form, properly completed and executed that is received by the Buyer prior to the Election Deadline. Any Class B Partner may at any time prior to the Election Deadline revoke his, her or its election.

          (d)  The Buyer shall not issue fractional Preferred Units. In lieu of the issuance of any fractional Preferred Unit, the Buyer shall round any fractional amount to the nearest whole number of Preferred Units.

        Section 3.3 Delivery of Preferred Units. The Buyer shall deliver to each Investing Partner the certificates evidencing such Class B Partner's Preferred Units Amount (the "Preferred Units Certificates") at the Closing as provided in Section 6.2(d) hereof and Section 2.4 of the Master Agreement.

ARTICLE IV
ADDITIONAL AGREEMENTS

        Section 4.1 Tax Characterization.

          (a)  The Company, the Partners, the Buyer and the Purchasers agree to treat the transactions contemplated by this Agreement, for federal income Tax purposes, as a taxable sale or, in the case of the Investing Partners, as a tax-free contribution by the Investing Partners of their Interests to the Buyer (governed by Section 721 of the Code), and will file all Tax Returns consistent with such treatment to the extent permitted by law.

          (b)  No Partner is a "foreign person" within the meaning of Section 1445 of the Code. In addition, no Partner (nor a holder of an interest in such Partner) will become, directly or indirectly, a Foreign Owner (as hereinafter defined) in the Buyer as a result of the transactions contemplated by this Agreement. A "Foreign Owner", as used herein, shall mean a foreign person or a person that is directly or indirectly owned, in whole or in part, by a foreign person as determined in accordance with Section 897(h)(4) of the Code and the Treasury Regulations promulgated thereunder (the "Regulations").

        Section 4.2 Agreements of the Partners.

          (a)  Each of the Class A Partners hereby waives all of such Partner's rights with respect to the Transactions, if any, under (i) the First Refusal Agreement by and among the Class A Partners and the other parties thereto dated as of July 20, 1983 and (ii) the First Refusal Agreement by and among Telephone Real Estate Equity Trust, Retirement Plans of Atlantic Richfield Company and certain of its subsidiaries, International Paper Company Pension Plans, Batus Master Trust, Capital Cities Communications Master Trust, Digital Equipment Corporation Pension Trust, Owens Illinois Master Retirement Trust, Aeneas Venture Corporation and Aldrich, Eastman & Waltch, Inc. dated as of July 1, 1987.

          (b)  Pursuant to Section 9.3 of the Limited Partnership Agreement, the Class A Partners and Eastrich hereby consent to the transfer of by each Class B Partner of his, her or its Interest to the Buyer and the admission of the Buyer as a substitute limited partner of the Company in accordance with the terms and conditions of this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND THE SELLERS

        Section 5.1 Representations and Warranties of the Partners. As a material inducement to the Buyer and the Purchasers to enter into this Agreement and to consummate the Transactions, each Partner severally, and not jointly, represents and warrants solely with respect to himself, herself or itself, to the Buyer and the Purchasers as follows:

          (a)  Interests. Such Partner is and will be as of the Closing Date the record and beneficial owner of the Interests set forth opposite such Seller's name on Exhibit A, except, in the case of Eastrich, which will convert on the Closing Date, immediately prior to assigning its Interest (or any portion thereof) as contemplated hereby, its one-percent (1%) general partnership interest into a one-tenth of one percent (0.1%) general partnership interest and a nine-tenths of one percent (0.9%) limited partnership interest. Such Interests are free and clear of any and all Encumbrances (except for federal and state securities law restrictions of general applicability and certain transfer restrictions in the Limited Partnership Agreement). Such Partner's assignment of his, her or its Interests as contemplated by this Agreement is in compliance with the transfer restrictions in the Limited Partnership Agreement.

          (b)  Authority. Such Partner has full authority, right, power and capability to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of such Partner pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. Without limitation of the foregoing, to the extent that such Partner holds any Interests that are or may be deemed to be community property, such Partner has obtained from his or her spouse, if any, all consents and approvals necessary for such Partner to legally and validly consummate the transactions contemplated by this Agreement. This Agreement and each agreement, document and instrument to be executed and delivered by such Partner pursuant to or as contemplated by this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of such Partner enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief and other equitable remedies.

          (c)  Accredited Investor. Each Investing Partner is, and at Closing will be, an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

        Section 5.2 Representations and Warranties of the Buyer. As a material inducement to the Company and each Partner to enter into this Agreement and to consummate the Transactions, the Buyer represents and warrants to the Company and each Partner as follows:

          (a)  SEC Documents. Macerich has filed with the SEC each statement, report, registration statement and definitive proxy statement required to be filed with the SEC by Macerich since January 1, 2000 (collectively, the "Macerich SEC Documents"). The Macerich SEC Documents constitute all of the documents required to be filed by Macerich under Section 13 or subsections (a) or (c) of Section 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") with the SEC through the date of this Agreement. All documents required to be filed as exhibits to the Macerich SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those which have expired in accordance with their terms, and neither Macerich nor any subsidiary of Macerich is in default thereunder where such a default would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or result of operations of Macerich and its subsidiaries, taken as a whole. As of their respective filing dates, (i) the Macerich SEC Documents complied in all material respects with the requirements of the Exchange Act, and the Securities Act and the rules and regulations thereunder and (ii) none of the Macerich SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Macerich SEC Document which was filed prior to the date hereof.

          (b)  Financial Information. The financial statements of Macerich, including the notes thereto, included in the Macerich SEC Documents (the "Macerich Financial Statements") were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and were prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in quarterly reports on Form 10-Q, as permitted by Form 10-Q and Regulation S-X of the SEC). The Macerich Financial Statements fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Macerich and its subsidiaries at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments) and are consistent with the books and records of Macerich and its subsidiaries.

          (c)  Macerich (i) has elected to be taxed as a real estate investment trust ("REIT") and such election has not been terminated or revoked, (ii) has qualified for taxation as a REIT for the year ended December 31, 2001 and expects to qualify for its current taxable year, and (iii) operates, and intends to continue to operate, in a manner so as to qualify as a REIT. Each subsidiary of Macerich which is a partnership or limited liability company or files Tax Returns as a partnership for Federal income tax purposes has since its acquisition by Macerich been classified for Federal income tax purposes as a "partnership" or "disregarded" entity and not as an association taxable as a corporation, or a "publicly traded partnership" within the meaning of Section 7704(b) of the Code that is treated as a corporation for Federal income tax purposes under Section 7704(a) of the Code.

ARTICLE VI
CLOSING

        Section 6.1 Closing. The closing of the transactions contemplated in this Agreement shall be held at the Closing on the Closing Date.

        Section 6.2 Actions at Closing. Subject to the terms and conditions set forth in this Agreement and the Master Agreement, including, without limitation, Section 6.3(d), at the Closing:

          (a)  each Partner, on the one hand, and Macerich GP (solely with respect to the general partnership interest conveyed by Eastrich) and Macerich Galahad and Macerich LLC (with respect to the limited partnership interests conveyed by the Partners), on the other hand, shall execute and deliver an assignment and assumption in the form of Exhibit E-1, E-2 or E-3 hereto, as applicable, with respect to each such Partner's Interest;

          (b)  the Buyer shall deliver to each Partner (other than Investing Partners, if any) by wire transfer of immediately available funds, pursuant to the wiring instructions for such Partner delivered to the Buyer within two (2) Business Days prior to the Closing, the Per Interest Cash Price payable (and aggregate Per Interest Cash Price payable in the case of Eastrich), if any, for such Partner's Interests pursuant to Article II hereof;

          (c)  each Investing Partner shall deliver to the Buyer such Investing Partner's Election Form and "accredited investor" questionnaire, in each case duly executed by such Investing Partner;

          (d)  the Buyer shall issue and promptly deliver to each Investing Partner the Preferred Units Certificates evidencing such Investing Partner's Preferred Units Amount;

          (e)  each Investing Partner and the Buyer shall execute and deliver a tax matters agreement in the form of Exhibit D hereto;

          (f)    the Buyer and each Investing Partner shall execute and deliver a registration rights agreement in substantially the form of Exhibit F hereto; and

          (g)  the Buyer Partnership Agreement Amendment shall have been duly adopted and shall be in full force and effect and Macerich shall have filed with the State Department of Assessments and Taxation of the State of Maryland articles supplementary in the form of Exhibit G hereto (and the Buyer shall have delivered a certificate to such effect).

        Section 6.3 Time of the Essence. The parties hereto acknowledge and agree that, subject only to the express adjournment rights contained herein and the provisions of Section 2.4 above, time is of the essence in consummating the transactions contemplated hereunder and delivering the cash and Preferred Units constituting the Aggregate Price.

ARTICLE VII
CONDITIONS TO CLOSING

        Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver (in writing), at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto (but only to the extent that such matter is a precondition to the obligations of such waiving party), to the extent permitted by applicable law:

          (a)  Master Agreement Conditions to Closing. Each of the conditions to the Closing set forth in Section 6.1, 6.2 and 6.3 of the Master Agreement (other than the consummation of the sale and contributions contemplated hereunder) shall have occurred, been duly performed or satisfied, or waived by the party entitled to such performance or satisfaction, as applicable.

          (b)  Conversion of Eastrich Interest. The Company, Eastrich and the other Partners shall have duly amended the Limited Partnership Agreement in order to convert, and shall have converted, Eastrich's interest constituting on the date hereof a one percent (1%) general partnership interest into a one-tenth percent (0.1%) general partnership interest and a nine-tenths of one percent (0.9%) limited partnership interest, in each case, in the Company.

          (c)  Other Transactions. Each of the TWC II Distribution, the Pre-Closing Cash Distributions and the TWC II Sale shall have been consummated in accordance with the provisions of the Master Agreement and each other Transaction Document applicable to such Transactions.

ARTICLE VIII
GENERAL PROVISIONS

        Section 8.1 Notices. Except as otherwise specifically provided herein, all notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given upon delivery if delivered as set forth and to the addresses of the parties as set forth, and otherwise as provided, in the Master Agreement.

        Section 8.2 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 8.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 8.4 Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement is one of the Transaction Documents referred to in the Master Agreement, and, together with such other Transaction Documents, this Agreement constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

        Section 8.5 Amendment; Waiver.

          (a)  Subject to the provisions of the Master Agreement (including, without limitation, Section 2.1 hereof), this Agreement may not be amended or modified except (i) by an instrument in writing signed by, or on behalf of, the Company, the Purchasers, the Buyer, and each Partner directly, materially and adversely affected by such amendment or modification, or (ii) by a waiver in accordance with the following Section 8.5(b); provided, however, that this Agreement shall be automatically amended by, and to the extent of, each joinder agreement delivered by any Partner, which joinder agreement shall be in the form of the Joinder Agreement, a copy of which is attached hereto as Exhibit H, which is being executed and delivered concurrently herewith; provided, however, that any party executing the Joinder Agreement under a power of attorney may subsequently execute such Joinder Agreement as a direct signatory thereto and such re-execution shall be effective as of the date of the Joinder Agreement.

          (b)  At any time prior to the Closing, the Buyer and the Purchasers, on the one hand, and the Company and the Partners, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party or parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party or parties contained herein or in any document delivered by such other party pursuant hereto or (iii) waive compliance with any of the agreements of such other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

        Section 8.6 Termination. This Agreement shall terminate automatically and without any further action by or on behalf of any party hereto upon and as of the termination of the Master Agreement pursuant to Section 8.1 thereof. In the event of termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto to any other party hereto with respect to the matters contained herein, except and as provided in the Master Agreement.

        Section 8.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

        Section 8.8 Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware (the "Delaware Courts") for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives an objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party's agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

        Section 8.9 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part by any of the parties hereto without the prior written consent of the other party, provided that, after the Closing, any Class A Partner may assign its rights (but not its obligations) to any Affiliate thereof. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

        Section 8.10 Expenses. Except as otherwise specified in this Agreement or other Transaction Documents, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

        Section 8.11 Execution by Officer of the Company. This Agreement is executed on behalf of the Company by an officer of the general partner of the Company, acting in his or her capacity as such officer, and not individually. The Buyer, the Purchasers and each other Person dealing with the Company, or claiming any rights or interests herein or hereunder, agrees to look solely to the assets of the Company for satisfaction of any obligations of the Company prior to the Closing and each such Person further agrees that no advisor, manager, employee, officer, director or agent of the Company (acting in such capacity), shall have any personal liability hereunder or otherwise.

        Section 8.12 Execution by Attorney-in-Fact of the Partners. This Agreement (or the Joinder Agreement joining certain Partners hereto) may be executed on behalf of certain Partners by an individual representing such Partner, acting in such individual's capacity as such representative pursuant to a previously-granted power of attorney, and not individually (any such person in such capacity, the "Attorney"). The Buyer, the Purchasers, the Company and each person dealing with the Attorney, or claiming any rights or interests herein or hereunder, agrees to look solely to the respective Partners for satisfaction of any obligations of the Attorney, and each such Person further agrees that no Attorney shall have any personal liability hereunder or otherwise.

        Section 8.13 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE COMPANY, THE BUYER, MACERICH GALAHAD, MACERICH LLC, MACERICH GP AND EACH PARTNER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

        Section 8.14 Name Change of Macerich Galahad. The parties hereto acknowledge that immediately after the Closing, Macerich Galahad will change its name to Macerich WRLP II LP, and all references herein to Macerich Galahad will mean and include Macerich WRLP II LP after the effective date of such name change.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first written above.

THE COMPANY:
WESTCOR REALTY LIMITED PARTNERSHIP
By:	Eastrich No. 128 Corp., its General Partner
By:	Name: Title:
THE BUYER PARTIES:
THE MACERICH PARTNERSHIP, L.P.
By:	The Macerich Company, its General Partner
By:	Name: Title:
MACERICH GALAHAD LP
By:	Macerich Galahad GP Corp., its General Partner
By:	Name: Title:
MACERICH WRLP LLC
By:	The Macerich Partnership, L.P., its Sole Member
By:	The Macerich Company, its General Partner
By:	Name: Title:
MACERICH WRLP CORP.
By:	Name: Title:

EASTRICH:
EASTRICH NO. 128 CORP.
By:	Name: Title:

Exhibit A
to the Purchase and Sale and Contribution Agreement

Schedule of Limited Partners of the Company

Class A Partners
Name	Interest
Class B Partners
Name	Interest

A-1

Exhibit B
to the Purchase and Sale and Contribution Agreement

Form of Buyer Partnership Agreement Amendment

B-1

Exhibit C
to the Purchase and Sale and Contribution Agreement

Form of Election Form

C-1

Exhibit D
to the Purchase and Sale and Contribution Agreement

Form of Tax Matters Agreement

D-1

Exhibit E-1
to the Purchase and Sale and Contribution Agreement

Form of Assignment and Assumption of General Partnership Interest

Exhibit E-2
to the Purchase and Sale and Contribution Agreement

Form of Assignment and Assumption of Class A Limited Partnership Interest

Exhibit E-3
to the Purchase and Sale and Contribution Agreement

Form of Assignment and Assumption of Class B Limited Partnership Interest

Exhibit F
to the Purchase and Sale and Contribution Agreement

Form of Registration Rights Agreement

F-1

Exhibit G
to the Purchase and Sale and Contribution Agreement

Form of Articles Supplementary of Macerich

G-1

Exhibit H
to the Purchase and Sale and Contribution Agreement

Joinder Agreement

H-1

QuickLinks

Exhibit 2.2
PURCHASE AND SALE AND CONTRIBUTION AGREEMENT
ARTICLE I DEFINITIONS
ARTICLE II PURCHASE AND SALE
ARTICLE III ELECTIVE CONTRIBUTION
ARTICLE IV ADDITIONAL AGREEMENTS
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND THE SELLERS
ARTICLE VI CLOSING
ARTICLE VII CONDITIONS TO CLOSING
ARTICLE VIII GENERAL PROVISIONS
Exhibit A to the Purchase and Sale and Contribution Agreement
Exhibit B to the Purchase and Sale and Contribution Agreement
Exhibit C to the Purchase and Sale and Contribution Agreement
Exhibit D to the Purchase and Sale and Contribution Agreement
Exhibit E-1 to the Purchase and Sale and Contribution Agreement
Exhibit E-2 to the Purchase and Sale and Contribution Agreement
Exhibit E-3 to the Purchase and Sale and Contribution Agreement
Exhibit F to the Purchase and Sale and Contribution Agreement
Exhibit G to the Purchase and Sale and Contribution Agreement
Exhibit H to the Purchase and Sale and Contribution Agreement